EXHIBIT 99.1

ICP Solar Technologies Announces New CFO and Trading on the Berlin and Frankfurt Stock Exchanges
Tuesday January 9, 6:08 pm ET

CFO, Leon Assayag, brings experience and focus to international growth strategy

MONTREAL--(BUSINESS WIRE)--ICP Solar Technologies Inc. (OTCBB: ICPR - News), a developer, manufacturer and marketer of solar cells and products, announced today the appointment of Leon Assayag as Chief Financial Officer. The company also announced that its common stock has been accepted for listing and trading on the Frankfurt and Berlin Stock Exchanges. Shares began trading on January 8, 2007, on the Frankfurt Stock Exchange, under the ticker symbol K1U.F and on the Berlin Stock Exchange under the symbol K1U.BE.

As CFO, Mr. Assayag brings to ICP Solar more than 20 years of diverse financial and business experience. Most recently he has served as Chief Financial Officer, Director and Secretary of the Board for Noveko International Inc., a holding company listed on the TSX-Venture Exchange. A Chartered Accountant by profession, he holds a graduate diploma and a B.Com. from McGill University.

Since December 2006, ICP Solar has been trading on the NASDAQ OTC, and with the inclusion on the Berlin and Frankfurt exchanges the need to enlist an experienced financial professional was imperative.

"Leon's experience in managing the finances of public companies with foreign operations, his strong background in systems and controls and his experience in investor relations are key to our future expansion plans," said ICP Solar CEO and Chairman Sass Peress. "He will be an instrumental player in our move to capitalize on growth opportunities in all international markets."

The company is currently pursuing aggressive growth opportunities in Europe. As previously disclosed, ICP Solar recently reached an agreement with Spanish solar developer Tejas Solares to supply nearly EUR 15 million in solar solutions annually for Spain's burgeoning home solar market.

"Trading on the Frankfurt and Berlin exchanges will increase our visibility among European investors and enable us to further expand into Germany, the largest and fastest growing solar market in the world," said Leon Assayag. "Sass Peress' 18 years experience guiding ICP Solar in the production and marketing of innovative solar products makes him a visionary, and the company a key player in the rapidly developing solar industry."

ICP Solar products can be found worldwide in retail stores such as WalMart, Costco, Conrad Electronics (Germany), LeRoy Merlin (France), and Dick Smith Electronics (Australia). Its current focus in Europe is developing rooftop solutions for buildings and OEM solutions for automotive markets, working with auto manufacturer Volkswagen.

About ICP Solar Technologies, Inc.

ICP Solar is a developer, manufacturer and marketer of solar cells and solar cell based products and building materials. Through the application of next-generation technologies and use of proprietary intellectual design, the Company aims to be the industry's innovation leader. For the past 18 years, ICP Solar has led the consumer market through innovation and has now begun to apply that same philosophy to the OEM, rooftop and power generation segments of the solar industry.

ICP Solar's management has over 50 years of experience in the solar energy sector. The company currently counts over 55 team members, with headquarters located in Montreal, Canada, and additional locations in the United Kingdom, Spain, USA, Ireland and France. Corporate information may be found at www.icpsolar.com

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements herein include, but are not limited to, the expected expansion of our solar solutions into Europe Middle East, Asia and Africa. Our actual results may differ materially from those implied in these forward-looking statements as a result of many factors, including, but not limited to, overall industry environment, customer acceptance of our products, delay in the introduction of new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of permits or licenses by regulatory or governmental authorities, termination or non-renewal of customer contracts, competitive pressures and general economic conditions, and our financial condition. These and other risks and uncertainties are described in more detail in our most recent SB-2 filing with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by applicable laws, and you are urged to review and consider disclosures that we make in the reports that we file with the Securities and Exchange Commission that discuss other factors germane to our business.

Contact:
Ricochet Public Relations
Michael Matkin, 212-679-3300 x117
mmatkin@ricochetpr.com

Source: ICP Solar Technologies Inc.